1551 N. Tustin Avenue, Suite 300

Santa Ana, CA 92705

714.667.8252 main

714.667.6860 fax

www.gbe-reits.com/apartment

Contact:	Damon Elder
Phone:	714.975.2659
Email:	damon.elder@grubb-ellis.com

Grubb & Ellis Apartment REIT Signs Letter of Intent to Acquire
Bella Ruscello Luxury Apartment Homes Near Dallas

DALLAS (Jan. 4, 2010) – Grubb & Ellis Apartment REIT, Inc. today announced that it has signed a letter of intent to acquire Bella Ruscello Luxury Apartment Homes, a 216-unit multifamily community located in the Dallas suburb of Duncanville, Texas. The acquisition is subject to the conclusion of an appropriate due diligence review, customary closing conditions and the satisfaction of other requirements as detailed in the letter of intent.

Located at 250 E. Highway 67, Bella Ruscello Luxury Apartment Homes was built in 2008 on roughly 10.6 acres. Approximately 97.4 percent leased, the gated community offers one- and two-bedroom apartments as well as a community clubhouse featuring a media room, business center and a well-equipped gym. The property offers four floor plans ranging in size from 655 square feet to 1,074 square feet, all of which include nine foot ceilings, detached garages, track lighting, full-size washer/dryer connections, ceiling fans and other amenities. The community includes a resort-style swimming pool, running and bike trail, landscaped grounds, direct access to a five-acre waterview park, as well as wooded, creek and pool views. Residents enjoy easy access to Highway 67, Interstates 20 and 35, and nearby shopping and dining options.

“Bella Ruscello Luxury Apartment Homes will be an excellent addition to the Grubb & Ellis Apartment REIT portfolio,” said Stanley J. Olander Jr., president and chief executive officer. “This is a well-occupied and well-equipped community that will further diversify our REIT portfolio and provide additional value to our stockholders.”

About Grubb & Ellis Apartment REIT
Grubb & Ellis Apartment REIT, Inc. is a publicly registered, non-traded real estate investment trust that seeks to preserve, protect and return investors’ capital contributions, pay regular cash distributions, and realize growth in the value of its investments upon the ultimate sale of such investments.  Grubb & Ellis Apartment REIT is seeking to raise up to approximately $1 billion in equity and to acquire a diversified portfolio of apartment communities with stable cash flows and growth potential in select U.S. metropolitan markets.  Grubb & Ellis Apartment REIT offers a monthly distribution of 6 percent per annum and has acquired a geographically diverse portfolio of 13 apartment properties valued at approximately $341 million, based on purchase price.

Grubb & Ellis Apartment REIT is sponsored by Grubb & Ellis Company (NYSE: GBE). Named to The Global Outsourcing 100™ in 2009 by the International Association of Outsourcing Professionals™, Grubb & Ellis is one of the largest commercial real estate services and investment companies in the world. Our 6,000 professionals in more than 130 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment subsidiaries, the company is a leading sponsor of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including publicly registered non-traded real estate investment trusts (REITs), tenant-in-common (TIC) investments suitable for tax deferred 1031 exchanges, separate accounts and other real estate investment funds. For more information, visit www.grubb-ellis.com.

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This announcement contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to the potential acquisition of Bella Ruscello Luxury Apartment Homes and the benefits of the potential acquisition of Bella Ruscello Luxury Apartment Homes.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the satisfactory completion of due diligence and other requirements necessary to complete the acquisition; the successful occupancy of Bella Ruscello Luxury Apartment Homes; the uncertainty of the Dallas multifamily real estate market; the uncertainties relating to changes in general economic and real estate conditions; the uncertainties relating to the implementation of our real estate investment strategy and 2010 business plan; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.  Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS IS NEITHER AN OFFER TO SELL NOR AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN.  OFFERINGS ARE MADE ONLY BY MEANS OF A PROSPECTUS OR OFFERING MEMORANDUM.

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